UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2021

Apollo Endosurgery, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35706	16-1630142
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1120 S. Capital of Texas Highway Building 1, Suite #300 Austin, Texas 78746 (Address of principal executive offices) (Zip Code)
(512) 279-5100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.001 par value per share	APEN	The Nasdaq Global Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On May 3, 2021, Apollo Endosurgery, Inc. announced the departure of Bret Schwartzhoff from his position as our Vice President, U.S. Sales and Global Marketing, effective as of May 31, 2021, or the Departure Date.
In connection with Mr. Schwartzhoff’s departure, we and Mr. Schwartzhoff have agreed in principle to terms of a separation agreement. Under the agreement, the parties will agree to customary releases of claims and standard covenants relating to non-competition, non-disparagement and confidentiality. In exchange for Mr. Schwartzhoff’s release and other obligations of the parties under the agreement, and consistent with applicable terms of our existing employment agreement with Mr. Schwartzhoff, we agreed to: (i) pay Mr. Schwartzhoff cash severance equivalent to six months of his current base salary; (ii) pay Mr. Schwartzhoff 25% of his annual target bonus for 2021; (iii) reimburse Mr. Schwartzhoff for continued medical coverage through the six month anniversary of the Departure Date; and (iv) permit Mr. Schwartzhoff to exercise any vested options as of the Departure Date through the earlier to occur of (A) the six month anniversary of the Departure Date; (B) the effective date of a change in control; and (C) the expiration date set forth in the applicable stock option grant notice and stock option agreement. Mr. Schwartzoff will continue to provide transition services to us until the Departure Date, and we have agreed to reimburse Mr. Schwartzoff for certain expenses actually incurred relating to his transition, up to $18,500.
Mr. Schwartzhoff’s stock-based awards will cease vesting as of the Departure Date. Mr. Schwartzhoff’s entitlement to this consideration is subject to his compliance with the terms of the separation agreement.
The foregoing description of the separation agreement does not purport to be complete and is qualified in its entirety by reference to the terms set forth in the separation agreement, which will be filed as an exhibit to our Quarterly Report on Form 10-Q for the three months ended June 30, 2021.
Item 8.01    Other Events.
On May 3, 2021, we issued a press release announcing Mr. Schwartzhoff’s departure and certain other matters, which is attached as Exhibit 99.1 to this report.
Important Additional Information and Where to Find It
We, our directors, and certain of our executive officers may be deemed to be participants in a solicitation of proxies from our stockholders at our 2021 Annual Stockholders’ Meeting in connection with the disclosure of the departure of Mr. Schwartzhoff as our Vice President, U.S. Sales and Global Marketing in this Current Report on Form 8-K and the attached press release. Information regarding our directors and executive officers and their respective interests in us, by security holdings or otherwise, are set forth in our Definitive Proxy Statement for our 2021 Annual Stockholders’ Meeting, which was filed with the Securities and Exchange Commission, or the SEC, and other reports filed by us and ownership forms filed by the directors and executive officers with the SEC. We will also furnish the Definitive Proxy Statement for our 2021 Annual Stockholders’ Meeting to stockholders entitled to vote at the meeting on or around the date of this report. We urge our stockholders to carefully read the Definitive Proxy Statement for our 2021 Annual Stockholders’ Meeting, and any other relevant documents filed by us with the SEC, when available because they will contain important information. Stockholders may obtain free copies of the materials referenced above at www.sec.gov or www.apolloendo.com.
Item 9.01    Financial Statements and Exhibits.
(d)    Exhibits

Exhibit No.	Description of Document
99.1	Press Release, dated May 3, 2021.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APOLLO ENDOSURGERY, INC.

Dated:	May 3, 2021
		By:	/s/ Charles McKhann
		Name:	Charles McKhann
		Title:	Chief Executive Officer and President